Exhibit 99.1

Dragonfly Energy Launches Battle Born® DualFlow Power Pack to Cut Fuel Costs and Extend Battery Life for Long Haul Trucks

●	Dragonfly Energy launches the Battle Born® DualFlow Power Pack, a lithium power solution that eliminates idling, cuts fuel costs, and extends starter battery life for heavy-duty trucking.
●	With a low price point and fast return on investment, it offers fleets and owner-operators a cost-effective way to boost efficiency and long-term savings.
●	Designed for seamless integration, it installs under the bunk in under an hour with no modifications required.

Reno, NV/Nashville, TN (March 10, 2025) – Today, during TMC’s 2025 Annual Meeting & Transportation Technology Exhibition, Dragonfly Energy Holdings Corp. (Nasdaq: DFLI) (“Dragonfly Energy” or the “Company”), an industry leader in energy storage and battery technology, unveiled the new Battle Born® DualFlow Power Pack. This innovative lithium power system is designed to eliminate idle time and alleviate strain on starter batteries by providing dedicated power for hotel loads in long haul trucks. Engineered for universal compatibility, the DualFlow Power Pack installs inside the sleeper cab under the bunk without any modifications to existing systems.

The DualFlow Power Pack powers auxiliary loads while the truck is parked by removing cycles from the starter batteries and extending the lifespan while reducing unnecessary engine starts. Once the truck is back in motion, it recharges using Wakespeed® Charge Control Technology, making use of available energy without additional fuel consumption. Designed for Heavy-Duty Trucking fleets and owner-operators with sleeper cabs, it is particularly well-suited for fleets that do not use auxiliary air conditioners. With a low price point and an ROI well under a year, the Company believes fleets can quickly recover their investment and witness significant real-world savings in fuel costs, battery replacements, and maintenance.

“As the long-haul segment looks for practical ways to incorporate electric power, we see the DualFlow Power Pack as a form of hybrid electrification that delivers real savings and efficiency that just makes good business sense,” said Wade Seaburg, chief commercial officer for Dragonfly Energy. “Built for the hardworking men and women who keep America moving, we believe it provides a reliable and affordable way to keep trucks powered and running efficiently. Fleets need practical, cost-effective solutions today, not just future promises. We believe this system helps them cut fuel costs, extend battery life, and reduce emissions without overhauling their existing infrastructure—making life on the road easier while driving real sustainability.”

The direct benefits of the Battle Born DualFlow Power Pack include:

●	Eliminates Idling – Provides reliable power throughout the mandatory 10-hour rest period, eliminating the need for idling during rest periods and saving an average of four gallons of fuel per day.
●	Extends Battery Life – Protects starter batteries by minimizing deep discharges and idle strain, reducing the risk of premature failures and costly replacements.

●	Easy Installation – Installs in under an hour with no physical modifications required, making it a quick and hassle-free upgrade for any fleet or owner-operator.
●	Versatile Design – Engineered to be universally compatible with most sleeper cab models, the system can be mounted in any orientation—typically under the bunk inside the cab—to reduce vibration and shield it from road debris and wear.
●	Safe and Reliable – Built with LiFePO4 battery chemistry and an advanced Battery Management System (BMS) for industry-leading safety, performance, and dependability.
●	Built to Last – Engineered for the demands of long-haul trucking and backed by a 10-year warranty, ensuring lasting durability and reliability on the road.

The Battle Born® DualFlow Power Pack expands Dragonfly Energy’s portfolio of cost-saving, sustainable power solutions for the medium- and heavy-duty trucking industry, joining the Battle Born® All-Electric APU and the Battle Born® Liftgate Power System. The solution is available for purchase today and major fleets have already begun integrating the DualFlow Power Pack into their operations, recognizing its value in reducing costs and improving efficiency. For more information or to place an order, visit Battle Born online.

For more information about Dragonfly Energy and its innovative energy solutions, please visit DragonflyEnergy.com.

About Dragonfly Energy

Dragonfly Energy Holdings Corp. (Nasdaq: DFLI) is a comprehensive lithium battery technology company, specializing in cell manufacturing, battery pack assembly, and full system integration. Through its renowned Battle Born Batteries® brand, Dragonfly Energy has established itself as a frontrunner in the lithium battery industry, with hundreds of thousands of reliable battery packs deployed in the field through top-tier OEMs and a diverse retail customer base. At the forefront of domestic lithium battery cell production, Dragonfly Energy’s patented dry electrode manufacturing process can deliver chemistry-agnostic power solutions for a broad spectrum of applications, including energy storage systems, electric vehicles, and consumer electronics. The Company’s overarching mission is the future deployment of its proprietary, nonflammable, all-solid-state battery cells.

To learn more about Dragonfly Energy and its commitment to clean energy advancements, visit www.investors.dragonflyenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and statements regarding the Company’s intent, belief, or expectations, including, but not limited to, statements regarding Battle Born Batteries with Dragonfly IntelLigence, the Company’s future results of operations and financial position, planned products and services, business strategy and plans, market size and growth opportunities, competitive position and technological and market trends. Some of these forward-looking statements can be identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions.

These forward-looking statements are subject to risks, uncertainties, and other factors (some of which are beyond the Company’s control) which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Such factors include those set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in the Company’s subsequent filings with the SEC available at www.sec.gov. If any of these risks materialize or any of the Company’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently does not know or that it currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. All forward-looking statements contained in this press release speak only as of the date they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Investor Relations

Eric Prouty

Szymon Serowiecki

AdvisIRy Partners

DragonflyIR@advisiry.com

Media Relations

Margaret Skillicorn

RAD Strategies Inc.

dragonfly@radstrategiesinc.com

Source: Dragonfly Energy Holdings Corp.